Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is effective as of October 1, 2015 between Entia Biosciences, Inc., a Nevada corporation (“ERGO” or "the Company"), and Timothy A. Timmins, an individual resident of Oregon (“Executive”).

RECITALS

Whereas, Executive has acquired special skills and abilities and an extensive background in and knowledge of ERGO’s business and the industry in which it is engaged.

Whereas, ERGO desires the continued association and services of Executive in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

Whereas, Executive desires to be employed by ERGO and is willing to provide services on the terms and conditions detailed herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, the parties agree as follows:

1.
ENGAGEMENT.  (A) Executive shall serve as the Executive Vice President & Chief Operating and Financial Officer, and other such Executive Positions & Titles as determined by the Board of Directors (the "Board"), with such duties and responsibilities as are commensurate with such positions, reporting directly to the Chief Executive Officer, and (B) the Executive' s principal location of employment shall be in Sherwood, Oregon except that as necessary and proper at other locations of the Company; (C) in the event Executive is required to relocate from his residence in Oregon to Arizona or another state in the United States, or elsewhere, ERGO shall pay Executive’s reasonably incurred moving and relocation expenses; Executive’s mortgage rate and term differential, if higher, shall be added to his base pay and grossed up; and an additional salary adjustment, grossed up, shall be made to provide for Executive maintaining a residence of comparable size and value to the assessed valuation of his then current residence, subject to the average of three (3) appraisals paid for by ERGO.

2.
REPORTING; RESPONSIBILITY.   Executive shall be the Chief Operating and Financial Officer, with full power and authority to hire and fire all employees of ERGO other than the officers and to manage and conduct all of the business of ERGO subject to policies set by the Chief Executive Officer and/or the Board. The Executive shall serve at the discretion of the Board and may be assigned other titles and duties as long as the financial terms of this Agreement are not altered.  Executive shall not, however, take any of the following action on behalf of Employer without the approval of the Chief Executive Officer and the Board:

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(a)	Borrowing or obtaining credit in an amount in excess of $50,000 or executing any guaranty to obligate ERGO in excess of $50,000;

(b)	Expending funds for capital equipment in excess of budgeted expenditures for any calendar month;

(c)	Selling or transferring capital assets exceeding $50,000 in market value in any single transaction or exceeding $200,000 in market value in any one fiscal year;

(d)	Executing any contract making any commitment for the purchase or sale of Employer's products in an amount exceeding $250,000;

(e)	Executing any lease of real or personal property providing for an aggregate rent in excess of $50,000;

(f)	Executing any sale, license or sub-license of patents without Board approval.

(g)	Executing any transactions with himself, personal affiliates or family members without Board approval.

(h)	Exercising any discretionary authority or control over the management of any employee welfare or pension benefit plan or over the disposition of the assets of any such plan.

3.	During his employment, Executive shall devote such time, interest, and effort to the performance of this Agreement as may be fairly and reasonably necessary.

4.
OFFICE LOCATIONS.   Unless the parties agree otherwise in writing, during the employment term Executive shall perform the services he is required to perform under this Agreement in Sherwood, Oregon.  Executive may from time to time, at reasonable time intervals, temporarily locate to and work at ERGO's other locations, provided, however, that ERGO may from time to time require Executive to travel temporarily to other locations on ERGO's business.

5.
NON-COMPETITION AND NON-SOLICITATION.   During the Term (as defined below), Executive shall not, (i) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with ERGO’s business (the “Business”), or (ii) in any manner whatsoever, (x) induce, request, solicit, encourage or assist any employee, officer or director of ERGO to terminate their relationship with ERGO; or (y) in any manner whatsoever induce, request, solicit, encourage or assist past or present customers of the ERGO to seek services or products from any entity competitive to the Business, or, any person seeking to divert any customers or potential customers away from ERGO or attempt to do any of the foregoing, provided that the foregoing is not intended to restrict any advertisement or other general solicitation for employment that is not specifically directed to any such individual, and/or any solicitation of any such individual if such individual is not, at the time of the solicitation, and has not been within 120 days prior to the solicitation, an employee of ERGO.  In addition, during the Term (as defined below) Executive shall not take any action without ERGO’s prior written consent to establish, form, become employed by a competing business or engage in related discussion, negotiation or preparation in connection therewith, provided, however, nothing herein shall bar Executive from taking such actions twelve months (12) post-termination of his employment with ERGO.

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6.
TERM.    Subject to earlier termination as provided elsewhere in this Agreement, Executive shall be employed pursuant to this Agreement for a term commencing upon the date hereof and ending on the later of December 31st of the year following the year in which this agreement is signed or if signed on December 31 then December 31st of the next year, unless earlier terminated pursuant to Section 10 of this Agreement (the “Term”).  The Term shall be renewed for successive one-year periods, beginning on January 1 of each subsequent year,   (each a “Renewal Term”) unless either party to this Agreement delivers a written notice to the other party at least thirty (30) days in advance of such renewal indicating that the Term shall not be extended for an additional one-year period.

7.	COMPENSATION OF EMPLOYEE – SALARY DRAW AND BONUS.

(a)
Effective upon execution of a close, or any part thereof, of the current efforts to raise capital, Executive’s initial Base Salary shall be $135,000 per year (as adjusted pursuant to this Agreement, from time to time, the “Base Salary”), payable in accordance with the customary payroll practices of ERGO, as in effect from time to time, but in no event less frequently than bi-weekly.

(b)
Effective January 1 of each Renewal Term, The basic salary payable to Executive under this section (the base salary) shall be subject to increase by an annual inflation adjustment as set forth in this section, not to exceed Two (2%) percent except by Board approval, based on the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index.

(c)
Executive shall be eligible to earn a cash bonus equal to Ninety percent (90%) up to One Hundred and Fifty percent (150%) of the current year Base Salary(“Bonus”) for each calendar year of his employment during which he is employed for at least twelve (12) months.  Determination of Executive’s entitlement to Bonus and amounts shall be determined exclusively by the Board of Directors of ERGO, or designated committee thereof, and based upon the following milestones:

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i.	Revenue Increases.

ii.	EBITDA.

iii.	Profitability.

iv.	Product Launches.

v.	Market introduction of Medical Foods upon completion of clinical trials.

vi.	Maintenance of and compliance with all administrative and operational policies and procedures of ERGO.

vii.	Timely and accurate internal and external financial reports, as well as those needed for compliance with tax code, rules and regulations

viii.	Maintenance of compliance with all financial reporting / regulatory requirements of publicly-traded companies in ERGO's circumstances.

8.	RESTRICTED SHARES AND STOCK OPTIONS.

(a)
Within 30 days of the execution of this Agreement, ERGO’s Board will grant Executive Restricted Common Shares in the amount of Two Hundred Fifty Thousand (250,000) shares of ERGO common stock (the initial grant), vesting immediately.

(b)
Executive shall be eligible to earn Restricted Common Shares or Common Stock Options, as determined by the Board or designated committee thereof, equal to Ninety percent (90%) to One Hundred and Fifty percent (150%) of the current year base salary, and based upon the previously mentioned milestones for each calendar year of his employment during which he is employed for at least twelve (12) months.  Determination of Executive’s entitlement to Bonus and amounts shall be determined exclusively by the Board of Directors of ERGO, or designated committee thereof.

(c)
Procedure for Exercise; Rights as a Shareholder.  Any Common Stock Option granted hereunder shall be exercisable by Executive at any time after the grant of Options and under such conditions as determined by the Board, including performance criteria with respect to the Company or the Optionee, and as shall be permissible under the terms of Company's 2010 Stock Incentive Plan, or its successor plan (the "Plan").  An Option may not be exercised for a fraction of a Share.  An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Common Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.  Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Common Shares as to which the Option is exercised.

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9.
EXPENSES.   ERGO shall reimburse the Executive for all reasonable business expenses incurred during the Term of this Agreement in accordance with applicable policies and procedures of ERGO then in force, including, without limitation, cell phone and related data services, travel (including mileage for services-related travel using Executive’s personal vehicle), lodging, and other expenses incurred by Executive, and all other expenses contemplated by this Agreement, provided such expenses are evidenced by reasonably documented proof.

10.	EMPLOYEE COMPENSATION UPON TERMINATION.

(a)
 DISABILITY.   During any period during the Term that the Executive fails to perform his duties hereunder as a result of a Disability (as defined below), ERGO will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the notice of termination is given.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.  If terminated due to Disability, in addition to the amounts set forth in subsection 7(a), ERGO shall (i) pay the Executive Base Salary for a period of six (6) months after the Date of Termination, (ii) continue to cover Executive under applicable Benefit Plans through the end of the Term or Renewal Term.  This provision does not become effective until Ninety (90) days after first signing of this Agreement by ERGO.

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(b)
 DEATH.   In addition to the amounts set forth in subsection 7(a), if the Executive’s employment hereunder is terminated as a result of death, ERGO shall pay the Executive’s estate or designated beneficiary, as soon as practicable after the Date of Termination an additional amount of one (1) month’s Base Salary.

(c)
 EMPLOYER’S TERMINATION FOR CAUSE.   If the Executive’s employment hereunder is terminated by ERGO for Cause (as defined below), other than the amounts set forth in subsection 7(a), Executive shall be entitled to no further compensation.

(d)
 EMPLOYER’S TERMINATION FOR ANY REASON OTHER THAN CAUSE, DISABILITY OR DEATH. If the Executive’s employment hereunder is terminated by ERGO for any reason other than Cause, Disability or Death (as addressed elsewhere herein), ERGO shall continue to pay the Executive Base Salary for a period of twelve (12) months after the Date of Termination.  This provision does not become effective until Ninety (90) days after the first signing of this Agreement by ERGO.

(e)
 TERMINATION BY EXECUTIVE FOR CAUSE.  If the Executive’s employment is terminated by Executive for Cause (as defined below), ERGO shall pay the Executive Base Salary for a period of twelve (12) months after the Date of Termination.

(f)	DETERMINATION OF CAUSE AND RELATED DATE OF TERMINATION - EMPLOYER. ERGO may terminate the Executive’s employment hereunder for “Cause,” which means:

(i)	Upon the Executive’s conviction for the commission of a felony (or a plea of nolo contendre thereto);
(ii)	A material breach by Executive of any of the representations or warranties or terms of this Agreement; and
(iii)
Willful failure by the Executive to materially perform his duties pursuant to the terms and conditions of this Agreement (other than any such failure resulting from the Executive’s incapacity due to Disability).

(iv)
For purposes hereof, no act or failure to act by the Executive shall be considered ‘willful’ unless done or omitted to be done by him in bad faith.  The Date of Termination for termination of Executive by ERGO for Cause shall be no earlier than the thirtieth day after the effective date of notice during which period Executive shall be entitled to cure any condition specified in the Notice of Termination.

11.
CAUSE - EMPLOYEE.  The Executive may terminate his employment hereunder for Cause, provided that the Executive shall have delivered a Notice of Termination (as described herein) within sixty (60) days after the occurrence of the event giving rise to such termination for Cause. Executive’s termination of his employment for Cause shall mean the occurrence of one or more of the following circumstances, without the Executive’s express written consent, which are not remedied by ERGO within thirty (30) days of the effective date of the Notice of Termination.

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(i)
an assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with ERGO hereunder or any material limitation of the powers of the Executive, in each instance not consistent with the powers of the Executive contemplated by Paragraph 2 hereof;

(ii)	any removal of the Executive from, or any failure to re-elect the Executive to, the positions specified in the Agreement;
(iii)	a reduction in the Executive’s Base Salary as in effect from time to time;
(iv)
the failure of the Company to continue in effect any Benefit Plan that was in effect on the date hereof or may be implemented at a time when Executive serves in a capacity contemplated in this agreement and does not provide the Executive with materially equivalent benefits;

(v)	any other material breach by the Company of this Agreement.

   12.           TERMINATION BY EMPLOYER WITHOUT CAUSE FOLLOWING A CHANGE IN CONTROL.  If following a Change of Control, Executive’s employment is terminated by the Employer without cause or by Executive for good reason, ERGO will:

(i)	Make the payments and provide to Executive the benefits under Section 7; and

(ii)
Pay to Executive a lump sum payment on or prior to the 30th day following the termination date of Executive’s employment hereunder in an amount equal to two hundred percent (200%) of the sum of (a) Executive’s base salary in effect for the fiscal year in which the change of control occurs, plus (b) the average of the annual incentive bonuses paid to Executive for the last two (2) fiscal years immediately preceding the fiscal year in which the change of control occurs (or if less than two (2), the amount of his single annual incentive bonus, if any), or, if neither is applicable, a bonus equivalent to one-half of Executive’s base salary in effect for the fiscal year in which the change of control occurs.  Notwithstanding the foregoing, if (i) Executive is a “specified employee” (as defined in Code Section 409A), and (ii) the definition of cause in Section 10(f) above does not qualify as an “involuntary” separation from service pursuant to guidance issued under Section 409A (or the Employer determines that no other exceptions to Code Section 409A applies), the above payment will be paid to Executive in one lump sum on the first day of the seventh (7th) month following his separation from service.  If Executive dies before he receives the above payment, the Company will distribute the benefits to Executive’s estate or beneficiaries as soon as is administratively feasible following the date of Executive’s death.

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(iii)	“Change of Control” shall mean and will be deemed to have occurred if:

(a)
After the date of this Agreement, any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision thereto) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision thereto) directly or indirectly of securities of ERGO representing 15% or more of the combined voting power of ERGO’s then outstanding securities ordinarily having the right to vote at an election of directors; provided, however, that for purposes of this subparagraph, “person” shall exclude ERGO, its subsidiaries, any person acquiring such securities directly from ERGO, any employee benefit plan sponsored by ERGO or from ERGO or any stockholder owning 50% or more of the combined voting power of the ERGO’s outstanding securities as of the date of this Agreement; or

(b)
Any stockholder of ERGO owning 50% or more of the combined voting power of the ERGO’s outstanding securities as of the date of this Agreement shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of securities of ERGO (other than through the acquisition of securities directly from ERGO or from Executive) representing 20% or more of the combined voting power of ERGO’s then outstanding securities ordinarily having the right to vote at an election of directors; or

(c)
Approval by the stockholders of ERGO and consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of ERGO, in each case, with or to a corporation or other person or entity of which persons who were the stockholders of ERGO immediately prior to such transaction do not, immediately thereafter, own more than 80% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the reorganized, merged, consolidated or purchasing corporation (or in the case of a non-corporate person or entity, functionally equivalent voting power) and 80% of the members of the board of which corporation (or functional equivalent in the case of a non-corporate person or entity) were not members of the incumbent board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation, or sale.

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13.
COMPLIANCE WITH SECTION 409A.  The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention.  Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code, if as of the date of Executive’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from ERGO, (i) Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code), and (ii) ERGO or any member of a controlled group including ERGO is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Executive’s separation from service will be made earlier than the first day of the seventh month following the date on which the Executive separates from service with ERGO, or if earlier within thirty (30) days of the Executive’s date of death following the date of such separation.  Notwithstanding the foregoing, this provision will not apply to (a) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (b) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (c) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Code Section 409A.  Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service.  For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

14.	BENEFITS. In addition to the Base Salary, Executive shall receive the following benefits:

(a)	During the period for which Executive is employed by ERGO, Executive shall be entitled to:

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i.	Accrue four (4) weeks of paid vacation each calendar year;

ii.	Ten additional holidays customarily observed by companies similar to ERGO; and

iii.	Additional customary benefits available to executives

iv.
During such vacation and holiday time, Executive’s compensation shall be paid in full; provided, however, that if Executive does not take all or a portion of the vacation time to which he or she is entitled hereunder, such unused vacation shall carry forward into the next calendar year as required by law, including payment for accrued vacation as of the Date of Termination.

(b)
Executive shall be entitled to participate in all health, medical, accident, and/or dental insurance, life insurance, pension, profit sharing and similar plans of ERGO (the “Benefit Plans”), based on terms and conditions of such plans as applied consistently by ERGO.

15.
SUCCESSORS AND ASSIGNS.   This Agreement shall not be assignable by the Executive.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.  Upon the Executive’s death, all amounts to which he is entitled hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designees or, if there be no such designee, to the Executive’s estate.  The Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of ERGO.

16.	CONFIDENTIAL INFORMATION AND TRADE SECRETS.

(a)
Executive recognizes that Executive’s position with ERGO requires considerable responsibility and trust, and, in reliance on Executive’s loyalty, ERGO may entrust Executive with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

(b)
For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, data, methods, design, process, procedure, formula or improvement related to ERGO or its affiliates that is not generally known to competitors of ERGO. “Confidential Information” is any oral or written knowledge, technical data, secret or proprietary information, Know-how or other information of ERGO and its affiliates (and their respective customers, investors, vendors, business partners and the like) of any kind, other than Trade Secrets, including, but not limited to, ERGO’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning Executives of ERGO, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Trade Secret” and “Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was derived prior to the date of this Agreement solely in connection with formulating ERGO’s business plans, obtained by Executive from ERGO while in service to ERGO or was obtained by Executive in the course of Executive’s employment by ERGO), (ii) become generally known to others in the industry by means other than unlawful disclosure by Executive or (iii) required to be disclosed by any applicable law.

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(c)
Except as required to perform Executive’s duties hereunder, Executive shall not use or disclose any Trade Secrets or Confidential Information of ERGO during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Executive, unless required to be disclosed by applicable law.

(d)
Upon the request of ERGO and, in any event, upon the termination of employment hereunder, Executive will surrender to the company all memoranda, notes, records, plans, manuals or other documents pertaining to ERGO’s business, Trade Secrets or Confidential Information or Executive’s employment (including all copies thereof).  All such information and materials, whether or not made or developed by Executive, shall be the sole and exclusive property of ERGO, and Executive hereby assigns to the company all of Executive’s right, title and interest in and to any and all of such Trade Secrets or Confidential Information.

(e)
Executive agrees and acknowledges that ERGO has developed, and is developing at great expense of time and financial resources, which are kept and protected as Confidential Information and Trade Secrets that are unique and of great value to ERGO is breached by Executive, said breach will give rise to irreparable damage to ERGO inadequately compensable in damages.  Executive therefore expressly agrees that in the event of a breach ERGO will be entitled to seek injunctive relief in any court of competent jurisdiction, in addition to any and all other legal or equitable rights and remedies existing in its favor, and may also apply to any court of law or equity having competent jurisdiction for a declaratory judgment for specific performance or other relief in order to enforce its rights or prevent any violation of this Agreement, and Executive will not claim as a defense thereto that ERGO has an adequate remedy at law.

17.
INTELLECTUAL PROPERTY RIGHTS DURING THE TERM OF THIS AGREEMENT.  Executive acknowledges and agrees that his performance under this agreement is work for hire and Executive agrees to and does hereby sell, assign, transfer and set over to ERGO, its successors, assigns, or affiliates, as the case may be, all of Executive’s right, title, and interest in and to any inventions, improvements, processes, patents or applications for patents which Executive develops or conceives individually or in conjunction with others during the course of Executive’s retention by ERGO, or, having possibly conceived same prior to his retention, may complete while performing services for ERGO or any of ERGO’s affiliates, in both cases whether during or outside business hours, whether or not on ERGO’s premises, in connection with any matters which related to ERGO or ERGO’s affiliates’ business, to be held and enjoyed by ERGO, its successors, assigns or affiliates, as the case may be, to the full extent of the term for which any patent may be granted and as fully as the same would have been held by Executive, had this Agreement sale or assignment not been made.  Executive will make, execute and deliver any and all instruments and documents necessary to obtain patents for such inventions, improvements and processes in any and all countries.  Executive hereby irrevocably appoints ERGO to be Executive’s attorney in fact in the name of and on behalf of Executive to execute all such instruments and do all such things and generally to use the Executive’s name for the purposes of assuring to ERGO (or its nominee) the full benefit of its rights.

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18.
POLICIES AND PROCEDURES.   As an employee of ERGO, Executive will be subject to the administrative, personnel, marketing and other policies and procedures of ERGO as they may be modified or supplemented from time-to-time by ERGO, in its sole discretion, including, without limitation, those policies set forth in ERGO’s employee handbooks or manuals, if any.  Executive agrees to abide by ERGO’s policies, provided, however, that (1) they have been provided to Executive in writing reasonably in advance of implementation and enforcement against Executive, and (2) the terms of this Agreement shall supersede and control in the event of any conflict or inconsistency between the terms of this Agreement and ERGO’s policies, including, without limitation, those employee policies relating to outside employment and performance reviews.

19.
SUPERVISION OF EMPLOYEE.   In performing services under this Agreement, Executive shall at all times in service to ERGO hereunder be subject to the supervision and control of ERGO.  Executive shall regularly report to the ERGO Chief Executive and Board of Directors as directed by ERGO.  Executive shall participate as requested in ERGO’s employee training, regulatory compliance (including, but not limited to, HIPAA compliance) and orientation programs.  Executive shall document all hours worked for ERGO in a form satisfactory to ERGO.

20.
COMPLIANCE WITH HEALTH CARE LAW.   Executive shall fulfill his obligations under this Agreement in accordance with any and all applicable laws, rules, guidelines and requirements of governmental, accrediting, reimbursement, payment and other agencies having jurisdiction over the operation of ERGO’s business, including without limitation, compliance with the following requirements: Executive has complied in all material respects with, is in material compliance with and shall remain in material compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof relating to Health Care Laws and Practices (as defined below).  Executive has not received notification of or been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation, or of any rule, regulation or requirement of any licensing body relating to Health Care Laws and Practices.  For purposes of this Agreement, “Health Care Laws and Practices” means all federal, state or local laws, rules, regulations or guidelines regarding (i) any government-sponsored health care program, including Medicare and other federally or state funded entitlement programs, and including those laws, rules, regulations and guidelines related to covered services, charging practices, billing, collection, marketing and advertising, (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b (the “anti-kickback statute”), the federal physician self referral law set forth at 42 U.S.C. Section 1395nn (the “Stark law”), California Business and Professions Code Section 650, California Welfare and Institutions Code Section 14107.2(a), California Business and Professions Code Sections 650.01 and 650.02, California Labor Code Sections 139.3 and 139.31 and other related or similar laws and regulations, and (iii) the privacy, maintenance or protection of patient records, including the HIPAA.

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21.
INDEMNIFICATION.  ERGO hereby agrees to indemnify, hold harmless and defend Executive, including advancing expenses and promptly paying covered amounts when due, to the fullest extent permitted by law and under the charter and bylaws of ERGO, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, cost, fees (including reasonable attorneys’ fees), losses, damages and causes of action (including, but not limited to, claims for indemnity or contribution) resulting from Executive’s good faith performance of his duties and obligations hereunder.

22.
SPECIFIC ENFORCEMENT.   Each party to this Agreement specifically acknowledges and agrees that the rights and restrictions set forth herein are reasonable and necessary to protect the legitimate interests of the other party and that the other party would not have entered into this Agreement in the absence of such restrictions.  Each party further acknowledges and agrees that any violation of the provisions hereof will result in irreparable injury to the other party, that the remedy at law for any violation of threatened violation will be inadequate and that in the event of any such breach, the other party, in addition to any other remedies or damages available to him, or her, at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

23.
NOTICE OF TERMINATION.   Any termination of the Executive’s employment hereunder by ERGO or by the Executive shall be communicated by written notice of termination by certified or registered U.S. mail to the other party hereto in accordance with this Agreement.

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24.
ARBITRATION.   Upon the request of either party, any controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the relevant sections of the Oregon Code of Civil Procedure, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected from JAMS and the arbitration shall be conducted in accordance with JAMS’ current rules for streamlined arbitration.  Notwithstanding any other provision of this Agreement, in the case of a dispute involving a claim for equitable relief, a court with equitable jurisdiction may grant temporary restraining orders and preliminary injunctions to preserve the status quo existing before the events which are the subject of the dispute.  Any final equitable or other relief shall be ordered in the arbitration proceeding.  The fees and expenses of any arbitrator and any administrative fee of JAMS will be paid in accordance with rules of JAMS.  The prevailing party shall be entitled to the award of reasonable attorneys’ fees and costs, to the extent authorized by any applicable statute, in addition to whatever relief the prevailing party may be awarded.

25.	GENERAL PROVISIONS.

(a)
GOVERNING LAW AND JURISDICTION.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts entered into and to be performed wholly within said State.  Executive and ERGO hereby consent to the jurisdiction of the Federal and State courts located in Portland, Oregon, and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement.

(b)	NOTICES. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex, , telecopier, or email, addressed as follows:

Party:	Address:
Chief Executive Officer	Entia Biosciences, Inc. 13565 SW Tualatin-Sherwood Rd #800 Sherwood, Oregon 97140 Email: info@entiabio.com
Executive: TIMOTHY A. TIMMINS	13565 SW Tualatin-Sherwood Rd #800 Sherwood, Oregon 97140 Email: ttimmins@entiabio.com

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All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered per documentation of delivery, if delivered by Federal Express, UPS or similar delivery service; three (3) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; when answered back, if telefaxed; when receipt is acknowledged or confirmed, if telecopied; or upon receipt of notice of delivery or reply, if emailed.

(c)
COMPLETE AGREEMENT.   This Agreement supersedes any and all other agreements, either oral or in writing, between ERGO and Executive with respect to the subject matter hereof and contains all of the covenants and agreements between ERGO and Executive with respect to such subject matter in any manner whatsoever, except as such other agreements are explicitly referenced and affirmed herein.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  This Agreement may be changed or amended only by an amendment in writing signed by both parties or their respective successors-in-interest, if applicable.

(d)	AUTHORITY. Each of the parties hereby represents and warrants to the other that:

i.	He or it has the power and authority to enter into this Agreement, including, with respect to ERGO, requisite approval of the Board of Directors, and

ii.	The execution, delivery and performance of this Agreement does not and will not violate the terms of any agreement or other instruments to which he or it is a party or by which he or it is bound.

iii.
NUMBER AND GENDER.   Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word “person” shall include corporation, firm partnership or other form of association.

(e)
FAILURE TO OBJECT NOT A WAIVER.   The failure of either party to this Agreement to object to or to take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement, shall not be construed as a waiver of the violation or breach or of future violation, breach or wrongful conduct.

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(f)
EXECUTION IN COUNTERPARTS.   This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatory to the original and same counterpart.

(g)
FURTHER ASSURANCE.  Each party shall execute and deliver such further instruments and shall take such other action as any other party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

(h)
SEVERABILITY.   If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Executed by the parties as of the day, month and year first above written.

ERGO:
Dated: October 2, 2015	/s/ Carl J. Johnson Entia Biosciences, Inc. By: Carl J. Johnson Its: President and Chief Executive Officer
EXECUTIVE:
Dated: October 2, 2015	/s/ Timothy A. Timmins By: Timothy A. Timmins

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